THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "**SECURITIES ACT**"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

SAGOON INC.

WARRANT AGREEMENT

THIS CERTIFIES THAT in exchange for the payment by HT Overseas Pte Ltd, a Singaporean entity (the "**Investor**") of $350,000 (the "**Subscription Payment**") on or about 28th November 2018, Sagoon Inc. a Delaware corporation (the "**Company**"), hereby issues to the Investor the right to the future issuance of Class C Common Stock of the Company at a future date, subject to the terms set forth below.

Section 1.01 Definitions. Defined terms not otherwise defined herein shall have the meaning ascribed to them in the Warrant Purchase Agreement dated 28th November, 2018 (the "**Purchase Agreement**"). This Warrant Agreement is subject to the terms set forth in the Purchase Agreement.

Section 2.01 Warrant. The Company does hereby certify and agree that the Investor, or its permitted successors and assigns, hereby is issued a Warrant to purchase Class C Common Stock of the Company on the terms and conditions set forth in the Purchase Agreement and this Warrant Agreement.

Section 3.01 Purchase and Sale. At the Closing, the Investor shall transfer to the Company the Subscription Payment, and the Company shall transfer to the Investor the Class C Common Stock.

Section 4.01 Exercise and Delivery of Warrant Agreement.

a) Exercise of Warrant to Acquire Class C Common Stock. Subject to the terms and conditions hereof, and at any time beginning on the date that is eighteen (18) months after the Closing Date (the "**Exercise Date**"), the Investor may exercise its Warrant by providing written notice thereof to the Company.

   The Warrant entitles the Investor to acquire and be issued the number of shares of Class C Common Stock, calculated in accordance with the following formula:

   Class C Common Stock to be issued to the Investor = $3,500,000/Per Share Price

Effective upon such exercise and payment of the Exercise Price by the Investor, the Warrant shall convert into the Company's Class C Common Stock in accordance with the abovementioned formula (subject to adjustment as set forth in the Purchase Agreement).

b) Delivery of Class C Common Stock. Upon notification by the Investor to the Company to exercise the Warrant, the Company shall, as promptly as practicable and in any event within five (5) days from the date of receipt of such notice, execute (or cause to be executed) and deliver (or cause to be delivered) to the Investor a certificate or certificates representing the Class C Common Stock issuable upon such exercise in accordance with Section 4.01(a) above.

c) Fractional Shares. The Company shall not be required to issue fractional shares upon exercise of the Warrant. As to any fraction of Class C Common Stock that the Investor would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Investor an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Per Share Price.

d) Valid Issuance of Class C Common Stock; Payment of Taxes. With respect to the exercise of the Warrant, the Company hereby represents, covenants and agrees:

   i. The Class C Common Stock shall be, upon issuance, duly authorized and validly issued.
   ii. All Class C Common Stock issuable upon the exercise of the Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Class C Common Stock are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.
   iii. The Company shall take all such actions as may be necessary to ensure that all such shares of Class C Common Stock are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Class C Common Stock may be listed at the time of such exercise.
   iv. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Class C Common Stock upon exercise of this Warrant Agreement; *provided*, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Class C Common Stock to any Person other than the Investor, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.
   v. From the date hereof until the Exercise Date, the Company shall at all times reserve and keep available out of its authorized but unissued Class C Common Stock, solely for the purpose of issuance upon the exercise of the Warrant

pursuant to this Warrant Agreement, the maximum number of Class C Common Stock issuable upon the exercise hereunder. The Company shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of the Warrant pursuant to this Warrant Agreement.

vi. The Company will not, by amendment of its Certificate of Incorporation or bylaws or through reorganization, consolidation, merger, sale of assets or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant Agreement.

Section 5.01. Transfers. The Warrant, along with all rights, privileges and benefits appertaining thereto, shall be freely transferable by the Investor to any third party.

Section 6.01. Miscellaneous. The provisions in Sections 9.01 through 9.12 of the Purchase Agreement are incorporated herein by reference. In the event of the loss, theft or destruction of this Warrant Agreement, the Company shall executed and deliver an identical new Warrant Agreement to the Investor in substitution therefor upon the Company's receipt of evidence reasonably satisfactory to the Company of such event.

(*Signature page follows*)

<u>SIGNATURE PAGE TO WARRANT AGREEMENT</u>

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

SAGOON INC.

By____________________
Name: Govinda Giri
Title: CEO

HT OVERSEAS PTE LTD

By____________________
Name:
Title: